UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

Portland, Oregon

April 17, 2006

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders at 9:00 a.m., Pacific Daylight Time, on May 15, 2006 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon 97205.

Details of the business to be conducted at the annual meeting are provided in the accompanying Notice of Annual Meeting and Proxy Statement. At the annual meeting, we will also report on our operations and respond to any questions you may have.

Your vote is very important. Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting. Please promptly sign, date, and return the enclosed proxy card in the postage-prepaid envelope. If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Retention of the proxy is not necessary for admission to or identification at the meeting.

Very truly yours,

/s/ Emanuel N. Hilario
Emanuel N. Hilario, Corporate Secretary

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 15, 2006

To the Stockholders of McCormick & Schmick’s Seafood Restaurants, Inc.:

Our annual meeting will be held at 9:00 a.m., Pacific Daylight Time, on May 15, 2006 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon 97205.

The purpose of the meeting is:

1.	To elect directors for the next year; and

2.	To act upon any other matters that properly come before the meeting.

Only stockholders of record at the close of business on March 31, 2006 (the record date) are entitled to vote at the meeting. A list of stockholders will be available for inspection by stockholders at our corporate headquarters commencing ten days before the date of the annual meeting.

Even if you plan to attend the meeting in person, please sign, date and return the enclosed proxy in the enclosed postage-prepaid envelope. You may attend the meeting in person even if you send in your proxy; retention of the proxy is not necessary for admission to or identification at the meeting.

By Order of the Board of Directors

/s/ Emanuel N. Hilario
Emanuel N. Hilario, Corporate Secretary

Portland, Oregon

April 17, 2006

PROXY STATEMENT

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

SUMMARY OF PROCEDURES

How Proxies Will Be Solicited. The Board of Directors of McCormick & Schmick’s Seafood Restaurants, Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held at 9:00 a.m., Pacific Daylight Time, on May 15, 2006 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the form of proxy and our 2005 Annual Report will be mailed to stockholders on or about April 17, 2006, at our cost. The proxy statement and Annual Report are also available on our website at www.mccormickandschmicks.com, Investor Relations, SEC Filings and the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov. We will request fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of the Company’s stock, and we will reimburse these parties for their reasonable and customary charges for expenses of distribution. Proxies will be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, fax, e-mail or personal contact. No additional compensation will be paid for these services.

Householding of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” may be more convenient for security holders and save costs for companies. A number of brokers with account holders who are Company stockholders will be householding our proxy materials. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or write to us at McCormick & Schmick’s Seafood Restaurants, Inc., Attention: Investor Relations, 720 SW Washington Street, Suite 550, Portland, Oregon 97205. If you now receive multiple copies of the proxy statement and would like to request householding of your communications, please contact your broker.

Who Can Vote. Only stockholders of record at the close of business on March 31, 2006 (the “record date”) are entitled to notice of and to vote at the annual meeting or any adjournment of the meeting. At the close of business on the record date, there were issued and outstanding 14,207,975 shares of Common Stock, the only authorized voting security of the Company. Each share of Common Stock issued and outstanding is entitled to one vote in each matter properly presented at the Annual Meeting. The Common Stock does not have cumulative voting rights.

How You Can Vote. Mark your proxy, sign and date it, and return it in the enclosed postage-paid envelope. To ensure that your vote is counted, we must receive your proxy before or at the annual meeting. All of your shares that have been properly voted will be voted at the annual meeting in accordance with your instructions unless you earlier revoke your proxy. If you sign your proxy card but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

How You Can Revoke Your Proxy and Change Your Vote. You can revoke your proxy at any time before it is voted at the annual meeting by:

•	Sending written notice of revocation bearing a later date than the date of the proxy to the Secretary;

•	Submitting to the Secretary a later-dated proxy relating to the same shares; or

•	Attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Any written notice revoking a proxy should be sent to McCormick & Schmick’s Seafood Restaurants, Inc., Attention: Emanuel N. Hilario, 720 SW Washington Street, Suite 550, Portland, Oregon 97205, or hand-delivered to Mr. Hilario at or before the vote at the annual meeting.

EXPLANATORY NOTE REGARDING OUR REORGANIZATION MERGER

Our predecessor entity, McCormick & Schmick Holdings LLC, merged into McCormick & Schmick’s Seafood Restaurants, Inc. on July 20, 2004, immediately before our initial public offering. Before July 20, 2004, McCormick & Schmick’s Seafood Restaurants, Inc. had no operations. In this proxy statement, “we” and “the Company” means McCormick & Schmick Holdings LLC for periods before July 20, 2004 and McCormick & Schmick’s Seafood Restaurants, Inc. for periods commencing on and after July 20, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2006 the beneficial ownership of our Common Stock, after giving effect to our corporate reorganization, for:

•	each person who beneficially owns more than 5% of our Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o McCormick & Schmick’s Seafood Restaurants, Inc., 720 SW Washington Street, Suite 550, Portland, Oregon 97205.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, a person named in the table below has sole voting and investment power for all shares of Common Stock shown as beneficially owned by that person.

	Shares Beneficially Owned(1)
Name	Number	Percentage of Shares
Bruckmann, Rosser, Sherrill & Co. II, L.P. 126 East 56th Street New York, NY 10022	1,176,249	8.3%
Castle Harlan Partners III, L.P.(2) 150 East 58th Street New York, NY 10155	1,122,650	7.9%
Lord, Abbett & Co. LLC(3) 90 Hudson Street Jersey City, NJ 07302	1,127,691	7.9%
Systematic Financial Management, L.P.(4) 300 Frank W. Burr Blvd., Glenpointe East 7th Floor, Teaneck, NJ 07666	845,700	6.0%
Wellington Management Company, LLP(5) 75 State Street Boston, MA 02109	753,800	5.3%
William P. McCormick(6)	106,505	*
Douglas L. Schmick(7)	90,879	*
Saed Mohseni(8)	115,060	*
Emanuel N. Hilario(9)	16,667	*
Jeffrey H. Skeele(10)	20,256	*
David E. Jenkins	—	—
Lee M. Cohn	—	—
Elliott H. Jurgensen, Jr.	—	—
J. Rice Edmonds	—	—
David B. Pittaway	5,973	*
Harold O. Rosser	—	—
Fortunato N. Valenti	178	*
Justin B. Wender	—	—
Directors and Executive Officers as a group (15 persons)	369,144	2.6%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our Common Stock.
(1)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into our Common Stock within 60 days following March 31, 2006, we treat the shares of Common Stock underlying those securities as owned by that stockholder and as outstanding shares when we calculate the stockholder’s percentage ownership of our Common Stock. We do not consider that Common Stock to be outstanding when we calculate the percentage ownership of any other stockholder.
(2)	Not included in the number of shares owned by Castle Harlan Partners III, L.P. are shares owned by its affiliates, Castle Harlan Offshore Partners III, L.P., Castle Harlan Affiliates III, L.P., Frogmore Forum Family Fund LLC and Branford Castle Holdings, Inc., all of which shares may be deemed to be beneficially owned by Castle Harlan. Castle Harlan disclaims beneficial ownership of these shares. The address for each of these stockholders is 150 East 58th Street, New York, NY 10155.
(3)	Information is based on a Schedule 13G filed with the SEC on February 14, 2006.
(4)	Information is based on a Schedule 13G filed with the SEC on February 14, 2006. The filing indicates that Systematic Financial Management, L.P. shares voting control over 467,200 shares and investment control over 845,700 shares.
(5)	Information is based on a Schedule 13G filed with the SEC on February 14, 2006. The filing indicates that Wellington Management Company LLP shares voting control over 429,200 shares and investment control over 753,800 shares.
(6)	Includes 26,667 shares subject to options exercisable within 60 days of March 31, 2006.
(7)	Includes 26,667 shares subject to options exercisable within 60 days of March 31, 2006.
(8)	Includes 40,000 shares subject to options exercisable within 60 days of March 31, 2006.
(9)	Includes 16,667 shares subject to options exercisable within 60 days of March 31, 2006.
(10)	Includes 10,000 shares subject to options exercisable within 60 days of March 31, 2006.

CORPORATE GOVERNANCE

Director Independence and Corporate Governance. Our Board of Directors has determined that Messrs. Cohn, Jurgensen, Edmonds, Pittaway, Rosser, Valenti and Wender are independent under the listing standards of The NASDAQ National Market and, accordingly, that a majority of our Board of Directors is independent. Each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under those standards, and, with respect to Audit Committee members, the independence standards adopted by the SEC.

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Controller, and our directors and all other officers and employees. The Code of Business Conduct and Ethics is available on our website at www.mccormickandschmicks.com, Investor Relations, Corporate Governance.

Communications with Board. Any stockholder who wishes to communicate with the Board of Directors, or to specific directors, may do so by writing to the Board of Directors or to the specific directors, c/o Corporate Secretary, 720 SW Washington Street, Suite 550, Portland, Oregon 97205. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the directors to whom it is addressed.

Communications regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with procedures described under “Director Nomination Policy” below.

Director Compensation. Each director who is not an employee or an affiliate of a shareholder owning five percent or more of the common stock of the Company receives the following compensation for services as director in 2006:

•	annual compensation of $10,000;

•	$1,250 per board meeting attended;

•	annual compensation of $5,000 for service as a member of the Audit Committee;

•	annual compensation of $5,000 for service as a member of the Compensation Committee;

•	annual compensation of $5,000 for service as a member of the Nominating and Governance Committee;

•	annual compensation of $30,000 for service as chairman of the Audit Committee;

•	a reasonable dining allowance at our restaurants; and

•	reasonable out-of-pocket expenses incurred in attending meetings.

Directors who are our employees or an affiliate of a shareholder owning five percent or more of the common stock of the Company receive no separate compensation for service as directors, but receive a reasonable dining allowance at our restaurants and reimbursement for reasonable travel and other out-of-pocket expenses associated with attending board and committee meetings.

Board and Committee Meetings. The Board of Directors met eight times in 2005. Each director, except for Mr. Wender and Mr. Cohn, attended at least 75% of the total number of meetings of the Board of Directors and any committee on which he served in 2005. Mr. Wender and Mr. Cohn attended 63% and 71%, respectively, of director meetings. We encourage directors to attend the annual meeting of stockholders.

Board Committees. The Board of Directors has designated three standing committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee operate under written charters that are available for review on our website at www.mccormickandschmicks.com, Investor Relations, Corporate Governance. The membership of each committee and its principal functions, as well as the number of times it met during fiscal year 2005, is described below.

Audit Committee. The Audit Committee is composed of Messrs. Cohn, Jurgensen, and Valenti. The Board of Directors has determined that each member of the Audit Committee meets applicable financial literacy requirements and that Mr. Jurgensen, the Audit Committee chair, is an “audit committee financial expert” as defined in regulations adopted by the SEC. A description of the functions performed by the Audit Committee is set forth below in “Report of the Audit Committee.” The Audit Committee met eight times in 2005.

Compensation Committee. The Compensation Committee is composed of Messrs. Cohn, Pittaway and Rosser. The Compensation Committee determines compensation for our executive officers and administers our 2004 Stock Incentive Plan. For additional information about the Compensation Committee, see “Compensation Committee Report on Executive Compensation,” set forth below. The Compensation Committee met once in 2005.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Pittaway, Rosser and Valenti. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become board members, and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by stockholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition and membership of the Board of Directors and its committees. The Nominating and Corporate Governance Committee met once in 2005.

Director Nomination Policy. Stockholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating and Corporate Governance Committee c/o Corporate Secretary, McCormick & Schmick’s Seafood Restaurants, Inc., 720 SW Washington Street, Suite 550, Portland, Oregon 97205. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include the following information:

Information concerning the recommending stockholder.

•	The name, address and telephone number of the recommending stockholder;

•	The number of shares owned by the recommending stockholder and the period of time for which they have been held (which must be at least one year) and, if the recommending stockholder is not the stockholder of record, a statement from the record holder of the shares verifying this information; and

•	A statement of the recommending stockholder’s intention to continue to hold the shares through the date of the next annual stockholder meeting.

Information concerning the proposed nominee.

•	The information required by Item 401 of SEC Regulation S-K (name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	The information required by Item 403 of SEC Regulation S-K (proposed nominee’s ownership of securities of the Company);

•	The information required by Item 404 of SEC Regulation S-K (transactions between the Company and the proposed nominee valued in excess of $60,000 and certain other types of business relationships with the Company); and

•	Whether the individual can read and understand financial statements.

The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the stockholders. Recommendations received by December 18, 2006 will be considered for nomination by the Nominating and Corporate Governance committee at the 2007 Annual Meeting of Stockholders. For information on direct stockholder nominations at the Annual Meeting, see “Stockholder Nominations for Director” below.

Following the identification of the director candidates, the Nominating and Corporate Governance Committee will meet to discuss and consider each candidate’s qualifications and shall determine by majority vote the candidate(s) whom the Nominating and Corporate Governance Committee believes would best serve the Company. In evaluating director candidates, the Nominating and Corporate Governance Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, diversity, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes candidates for director should have certain minimum qualifications, including high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and sound business judgment.

In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board should meet the definition of “independent director” under The NASDAQ National Market listing standards. The Committee also believes key members of the Company’s management should participate as members of the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We lease the premises occupied by Jake’s Famous Crawfish in Portland, Oregon under a lease dated October 13, 1994 with BOIN Properties, LLC, of which William P. McCormick, our former chairman emeritus, is a member and manager. Under the lease, we pay base rent of $17,500 per month plus an additional amount equal to the difference between six percent of the annual gross sales of Jake’s Famous Crawfish and the annual base rent. We also pay 60% of assessed taxes under the terms of the lease. On November 23, 2005, we exercised renewal options to extend the term of the restaurant lease with BOIN Properties, LLC, through October 12, 2019, and amended the lease to provide that base rent during the extension period is equal to the existing base rent and to grant the Company two additional five-year renewal options. We believe the terms of the lease are as fair to us as those that would have been available to us in arm’s-length negotiations with an unrelated party.

We lease the premises occupied by McCormick & Schmick’s Harborside at the Marina in Portland, Oregon under a lease dated February 14, 1985, as amended, with Harborside Partners, LLC, the members of which are William P. McCormick, our former chairman emeritus, Douglas L. Schmick, our Chairman and President, and Saed Mohseni, our Chief Executive Officer and a director. The lease expires on December 31, 2023 and may be renewed for three additional five-year periods. Under the lease, we pay base rent of $20,000 per month plus the additional amount by which five percent of restaurant gross sales in the month exceed $20,000. We also pay a proportional share of taxes, insurance, maintenance and other costs. We believe the terms of the lease are as fair to us as those that would have been available to us in arm’s-length negotiations with an unrelated party.

We lease kitchen and storage space in the premises occupied by Jake’s Famous Crawfish in Portland, Oregon under a lease dated June 18, 2004 with DLS Investments, LLC, which is owned by Douglas L. Schmick, our Chairman and President, and his spouse. We pay an aggregate base rent of $10,080 per month plus our utilities and a pro rata share of taxes, assessments and insurance. In addition, the lease provides for base rent escalations every three years. On November 23, 2005, we exercised renewal options to extend the term of the kitchen lease through October 12, 2019, with base rent to be adjusted as provided in the lease, and amended the lease to grant the Company two additional five-year renewal options and to assign the kitchen lease to BOIN Properties, LLC, if the Company defaults on the restaurant lease. We believe the terms of the lease are as fair to us as those that would have been available to us in arm’s-length negotiations with an unrelated party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors, and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish us with copies of all section 16(a) reports they file. Based solely on a review of reports we have received and on written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all section 16(a) transactions were reported on a timely basis.

REPORT OF THE AUDIT COMMITTEE

On June 16, 2004, the Board of Directors approved a written charter for the Audit Committee that reflects the standards set forth in the SEC regulations and The NASDAQ National Market listing standards. Each member of the Audit Committee is independent, as independence for Audit Committee members is defined under The NASDAQ National Market listing standards and applicable SEC rules.

Management is responsible for the Company’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on those financial statements. PricewaterhouseCoopers LLP is also responsible for expressing opinions on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting.

The Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee meets with management and the Company’s independent registered public accounting firm to discuss, among other things, the preparation of financial statements, including key accounting and reporting issues. In accordance with the Audit Committee charter, the Audit Committee also oversees the relationship between the Company and its outside independent registered public accounting firm, including recommending their appointment, reviewing the scope of their services and related fees, and assessing their independence.

The Audit Committee has:

•	Reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed under generally accepted auditing standards and Statement on Auditing Standards No. 61 (Communication with Audit Committees);

•	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP its independence;

•	Reviewed the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services, and discussed whether PricewaterhouseCoopers LLP’s provision of non-audit services was compatible with maintaining their independence; and

•	Established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee.

Fees Paid to Independent Registered Public Accounting Firm. The following table summarizes the aggregate fees billed to the Company by PricewaterhouseCoopers LLP:

	2004	2005
Audit fees(1)	$438,850	$755,815
Audit-related fees(2)	16,450	18,500
Tax fees(3)	215,076	170,512
All other fees	1,500	—

Total	$671,876	$944,827

(1)	Fees for audit services billed in 2004 and 2005 consisted of:

•	Audit of the Company’s annual financial statements;

•	Audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting (2005);

•	Reviews of the Company’s quarterly financial statements; and

•	Comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.

(2)	Fees for audit-related services billed in 2004 and 2005 consisted of employee benefit plan audits;
(3)	Fees for tax services billed in 2004 and 2005 consisted of:

•	Tax compliance and tax planning services;

•	Federal, state and local income tax return assistance;

•	Sales and use, property and other tax return assistance; and

•	Assistance with tax audits and appeals.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined the services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and Company management to determine they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC and the American Institute of Certified Public Accountants.

Pre-Approval Policy. All of the services performed by PricewaterhouseCoopers LLP in 2005 were pre-approved by the Audit Committee. On June 16, 2004, the Audit Committee adopted a pre-approval policy and procedures describing the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. The policy requires that, before the beginning of each fiscal year following adoption of the policy, a description of the services (the “Service List”) expected to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Based on the Audit Committee’s review and the meetings, discussions and reports described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Elliott H. Jurgensen, Jr.-Chairman

Lee M. Cohn

Fortunato N. Valenti

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors consists of nine members, each of whom is elected at each annual meeting to serve until the next annual meeting or until his successor is qualified and elected. Proxies received from stockholders, unless directed otherwise, will be voted FOR election of the following nominees, each of whom is a current director:

•	Douglas L. Schmick

•	Saed Mohseni

•	Lee M. Cohn

•	Elliott H. Jurgensen, Jr.

•	J. Rice Edmonds

•	David B. Pittaway

•	Harold O. Rosser

•	Fortunato N. Valenti

•	Justin B. Wender

If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes.

Douglas L. Schmick (age 58) co-founded McCormick & Schmick’s in 1972 and has been President of the Company since March 1997 and Chairman of the Board of Directors since 2004. From 1997 through 1999, Mr. Schmick was also Chief Executive Officer. Mr. Schmick served as secretary, treasurer, and Chief Executive Officer from 1974 through 1997. Mr. Schmick has been a director of the Company since August 22, 2001. Mr. Schmick received his Bachelor of Science degree from the University of Idaho.

Saed Mohseni (age 43) has been our Chief Executive Officer since January 2000 and is a director of McCormick & Schmick’s Seafood Restaurants, Inc. Mr. Mohseni joined McCormick & Schmick’s in 1986 as a general manager. During his time at McCormick & Schmick’s, he has also held the positions of senior manager (1988-1993), vice president of operations-California (1993-1997), and senior vice president of operations (1997-1999).

Lee M. Cohn (age 59) has been a director of the Company since June 2004. Mr. Cohn co-founded and has been the chief executive officer of Big 4 Restaurants, Inc. since 1974. Mr. Cohn has served on the boards of Valley Big Brothers, Mortons Restaurant Group and the Phoenix Ballet Company and is an active member of The Phoenix Thunderbirds, The Fiesta Bowl Committee and the Young Presidents Organization. Mr. Cohn is a director of Luther’s Acquisition Corp. and Wilshire Restaurant Group, Inc., which are affiliates of Castle Harlan, Inc.

Elliott H. Jurgensen, Jr. (age 61) has been a director of the Company since June 2004. Mr. Jurgensen retired from KPMG LLP in 2003 after 32 years, including 23 years as a partner. At KPMG, he held a number of leadership roles, including: National Partner in Charge of KPMG’s Hospitality Industry Practice from 1981 to 1993, Managing Partner of the Bellevue, Washington office from 1982 to 1991, and Managing Partner of the Seattle, Washington office from 1993 to 2002. His professional experience focused on providing business advisory and audit services to clients ranging from emerging businesses to large multinational public companies. His industry experience includes software, e-commerce, life sciences, hospitality, long-term care and manufacturing. He is also a director of ASC Management, Inc. and BSquare Corporation. Mr. Jurgensen has a B.S. in accounting from San Jose State University and is a Certified Public Accountant.

J. Rice Edmonds (age 35) has been a director of the Company since June 2002. Since December 1996, Mr. Edmonds has been with Bruckmann, Rosser, Sherrill & Co., Inc. and currently serves as Managing Director. Mr. Edmonds also serves on the boards of directors of Real Mex Restaurants, Inc., Town Sports International, Inc., The Sheridan Group, Inc. and other private companies. Mr. Edmonds received his Bachelor of Science degree from the University of Virginia McIntire School of Commerce and his Masters of Business Administration from The Wharton School of the University of Pennsylvania.

David B. Pittaway (age 54) has been a director of the Company since June 2002. Since 1998, Mr. Pittaway has been senior managing director of Castle Harlan, Inc. Mr. Pittaway also serves on the boards of directors of Morton’s Restaurant Group, Inc. and other companies. Mr. Pittaway graduated from the University of Kansas, Harvard Law School and Harvard Business School.

Harold O. Rosser (age 57) has been a director of the Company since June 2002. Since 1995, Mr. Rosser has been the Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. Mr. Rosser serves on the boards of directors of Real Mex Restaurants, Inc., Penhall International, Inc., O’Sullivan Industries, and other private companies. Mr. Rosser attended Clarkson University and Carnegie Mellon University.

Fortunato N. Valenti (age 58) has been a director of the Company since June 2002. From 1994 through 2003, Mr. Valenti served as president and chief executive officer of Restaurant Associates Corp. and currently acts as its chief executive officer. Mr. Valenti currently serves as a director on the boards of various companies, including Real Mex Restaurants, Inc., Il Fornaio (America) Corporation and Papa Gino’s Inc. He also is a member of the boards of directors of various non-profit organizations, including the Culinary Institute of America, NYC & Co. and City Meals on Wheels.

Justin B. Wender (age 36) has been a director of the Company since June 2002. Mr. Wender has been with Castle Harlan, Inc. since 1993 and currently serves as Senior Managing Director and Chief Investment Officer. Mr. Wender also serves on the boards of directors of Morton’s Restaurant Group, Inc. and other companies. Mr. Wender received his Bachelor of Arts degree from Carleton College.

Recommendation by the Board of Directors

The Board of Directors recommends that stockholders vote FOR election of the nominees named in this proxy statement. If a quorum of stockholders is present at the annual meeting, the nine nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but will not affect the results of the vote. If any nominee for director at the annual meeting becomes unavailable for election for any reason, the proxy holders have discretionary authority to vote pursuant to the proxy for a substitute.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation paid by the Company for each of the last three fiscal years to the Chief Executive Officer, each of the four other most highly compensated executive officers at the end of fiscal 2005, and our former Chairman Emeritus (the “named executive officers”).

Summary Compensation Table

		Annual Compensation(1)			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)		All Other Compensation ($)(4)
Saed Mohseni, Chief Executive Officer	2005 2004 2003	$303,846 250,000 250,000	$322,500 187,500 50,000	$11,077 12,000 —	$	— — 7,723	$	— 58,728 2,500

William P. McCormick, Chairman Emeritus(5)	2005 2004 2003	187,472 189,727 189,727	40,000 75,000 40,000	3,722 464,229 179,927		— — 7,723		— 20,270 2,500

Douglas L. Schmick, Chairman and President	2005 2004 2003	205,965 188,774 188,774	172,500 75,000 40,000	19,638 472,583 180,949		— — 7,723		— 15,492 2,500

Emanuel N. Hilario, Chief Financial Officer and Secretary(6)	2005 2004 2003	229,808 134,615 —	111,250 50,000 —	— 75,000 —		— — —		— 32,740 —

David E. Jenkins, Vice President of Operations	2005 2004 2003	144,808 133,846 124,000	50,000 30,000 17,850	— — —		— — 2,985		— 29,957 2,500

Jeffrey H. Skeele, Vice President of Operations	2005 2004 2003	134,171 120,121 110,486	50,000 30,000 19,250	— — —		— — 2,638		— 40,907 2,500

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include (a) medical, group life insurance or other benefits received by the named executive officers that are available generally to all of our salaried employees, or (b) perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus disclosed in this table.
(2)	Messrs. McCormick and Schmick each received $286,712 in 2004 in consideration for the termination of his covenant not to compete agreement in connection with our initial public offering. Each received payments of $175,000 in each of 2004 and 2003 under these agreements. Mr. Hilario received $75,000 in 2004 as a signing bonus. In addition, amounts include income received by officers relating to their use of company cars or car allowance.

(3)	In 2003, our executive officers were issued class B units and class C units of McCormick and Schmick Holdings LLC, our predecessor entity, pursuant to incentive arrangements established by our board of advisors. In connection with our initial public offering and the reorganization of McCormick and Schmick Holdings LLC into McCormick & Schmick’s Seafood Restaurants, Inc., the class B units were terminated and the class C units were converted into an aggregate of 250,000 shares of our Common Stock. Giving effect to the conversion of membership units to Common Stock, the named executive officers would have received restricted stock in 2003 as set forth in the table below.

Name and Principal Position	Value of Restricted Stock Awards ($)	Shares of Common Stock
Saed Mohseni, Chief Executive Officer	$7,723	38,023
William P. McCormick, Chairman Emeritus(5)	7,723	38,023
Douglas L. Schmick, Chairman and President	7,723	38,023
Emanuel N. Hilario, Chief Financial Officer and Secretary	—	—
David E. Jenkins, Vice President of Operations	2,985	15,209
Jeffrey H. Skeele, Vice President of Operations	2,638	13,308

(4)	Represents amounts paid to Mr. Hilario for relocation expenses and for the other named officers, premiums paid for supplemental life insurance under our split-dollar life insurance plan. In connection with the Company’s initial public offering, the Company terminated this plan for specified company employees, including all of its named executive officers.
(5)	Mr. McCormick resigned as Chairman Emeritus of the Board in October 2005.
(6)	Mr. Hilario was hired as our Chief Financial Officer and Secretary in April 2004.

Stock Option Grants in Fiscal Year 2005

We did not grant any stock options in fiscal year 2005.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table indicates, for named executive officers, the aggregate value of “in-the-money” options as of the end of fiscal 2005. No named executive officers exercised options in fiscal 2005.

	Value of Unexercised In-the- Money Options at Fiscal Year-End(1)
Name	Exercisable	Unexercisable
Saed Mohseni, Chief Executive Officer	$422,000	$844,000
William P. McCormick, Chairman Emeritus(2)	281,333	562,667
Douglas L. Schmick, Chairman and President	281,333	562,667
Emanuel N. Hilario, Chief Financial Officer and Secretary	175,833	351,667
David E. Jenkins, Vice President of Operations	—	211,000
Jeffrey H. Skeele, Vice President of Operations	105,500	211,000

(1)	Options are “in-the-money” at fiscal year-end if the fair market value of the underlying shares on that date exceeds the exercise price of the option. The amounts set forth represent the fair market value of the securities underlying the options on December 30, 2005, the last trading day before the end of our fiscal year, based on the closing sale price of $22.55 per share of Common Stock less the per share exercise price of the options, multiplied by the number of shares underlying the options.
(2)	Mr. McCormick resigned as Chairman Emeritus of the Board in October 2005.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Messrs. Cohn, Pittaway and Rosser, all independent directors under The NASDAQ National Market listing standards. No Compensation Committee member participates in committee deliberations or recommendations relating to his own compensation.

Executive Severance Agreements

We have executive severance agreements with Mr. McCormick, our former chairman emeritus, Mr. Schmick, our Chairman and President, and Mr. Mohseni, our Chief Executive Officer. The form of executive severance agreement is filed as an exhibit to our registration statement on Form S-1 (Commission File No. 333-114977). Each of the agreements provides severance benefits contingent on the Company receiving a release of claims. The benefits include the following:

•	If the employment is terminated, including due to death or disability, other than for “cause,” which is the willful and continued failure to perform assigned duties or the willful engagement in illegal conduct that materially injures the Company, the employee will receive severance equal to (1) one-year’s base salary plus (2) the average of the employee’s bonuses granted in the two prior completed fiscal years plus (3) a pro-rata portion of the employee’s estimated bonus in the year in which he is terminated. In addition, the employee and his family will continue to receive health insurance for six months.

•	If there is a change of control of the Company and the employment is terminated other than for “cause,” or if the employee resigns because he is required to move, the Company successor does not agree to be bound by the agreement, or his duties, pay or total benefits are reduced, the employee will receive the benefits described above and, in addition, (1) all of his options to purchase Common Stock will become immediately exercisable and (2) he will receive an additional amount in cash necessary to pay specified tax owed by the employee in connection with the severance payments.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee makes recommendations to the Board of Directors regarding compensation for the executive officers of the Company, and administers the Company’s 2004 Stock Incentive Plan, from which stock options and shares of restricted stock may be granted periodically to executive officers and other employees of the Company.

Compensation Principles and Philosophy

The Compensation Committee believes motivation of the Company’s executives is critical to the long-term success of the Company. In support of this philosophy, the Company has adopted an executive compensation policy in which the primary objectives are to provide a total compensation package that:

•	will allow it to attract and retain key executive officers who are primarily responsible for the long-term success of the Company;

•	takes into consideration the compensation practices of comparable companies with whom the Company competes for executive talent; and

•	will motivate executives to maximize stockholder returns by achieving both short-term and long-term Company goals.

The Compensation Committee believes compensation of the Company’s executives should be directly linked to the financial performance of the Company as well as to each executive’s individual contribution. In determining competitive compensation levels, the Compensation Committee has analyzed base salaries and incentive compensation for executive officers at comparable companies. The Compensation Committee has placed increased emphasis on aligning compensation with Company performance by increasing the proportion of executive pay that is “at risk,” offering increased rewards for strong Company and individual performance and reduced returns if performance expectations are not met.

The total compensation package includes a competitive base salary, incentive cash bonuses and may include periodic stock option grants and shares of restricted stock.

Compensation Elements

There are different elements in the Company’s executive compensation program, all determined by individual performance and Company profitability.

Base Salary Compensation

Base salaries for the Chief Executive Officer and other select executive officers have been established by reviewing a number of factors, including responsibilities, experience, demonstrated performance and potential for future contributions. The Compensation Committee also takes into account competitive factors, including the level of salaries associated with similar positions at businesses that compete with the Company.

Annual Incentive Compensation

In January 2006, the Board of Directors approved the 2006 Executive Incentive Compensation Plan. Under the Executive Incentive Compensation Plan, the Compensation Committee establishes Company performance goals, which may include revenues, earnings or other benchmarks. The performance goals in 2006 are based on financial goals (80% of bonus), with a focus on earnings per share targets and revenues targets, and non-financial goals (20% of bonus), including customer service and retention goals. Cash bonuses for eligible executive officers are determined by the extent to which the Company attains the established goals and by an assessment of each executive officer’s performance during the year.

The Compensation Committee has discretion to increase or decrease compensation payouts to executive officers based on the level of achievement by the Company of its performance goals. An executive may receive no bonus for the year if less than a predetermined percentage of a Company performance goal is met or if the executive’s performance does not meet the Compensation Committee’s expectations. Although the Executive Incentive Compensation Plan requires that Company performance goals and target bonuses be established in the first quarter of the year to comply with Section 162(m) of the Internal Revenue Code, the Compensation Committee may exercise discretion by reducing bonuses from a preset amount. For example, if Company performance would result in a maximum bonus, but individual performance does not meet the Compensation Committee’s standards, the Compensation Committee could exercise discretion by reducing the bonus amount.

Stock Options

Options provide executives with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with the Company and promote stockholder returns. The Company has made stock option grants under the 2004 Stock Incentive Plan to its named executive officers and other employees.

The Compensation Committee may make annual stock option or shares of restricted stock grants to certain executives and other select employees. The number of shares in each grant will depend on factors such as the level of base pay and individual performance. Stock options are awarded with an exercise price equal to the fair market value of the Company’s Common Stock at the time of the grant. Options granted in 2004 expire ten years after the option was granted and vest over a period of three years. The options only have value to the recipients if the price of the Company’s stock appreciates after the options are granted.

Other Benefits

Benefits that are offered to certain key executives include an executive car program and other programs that are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Other benefits offered are largely those that are offered to the general employee population.

Chief Executive Officer Compensation

The Compensation Committee has determined the 2006 compensation for the Chief Executive Officer based on a number of factors. Mr. Mohseni’s base salary was determined after a review of his responsibilities, experience, performance potential for future contributions and an evaluation of comparable positions at other companies. Under the 2006 Executive Incentive Compensation Plan, total compensation for Mr. Mohseni is tied to the overall financial performance of the Company. For 2005, Mr. Mohseni received a bonus of $322,500. Mr. Mohseni’s 2006 salary is $350,000, an increase of 15.6 percent compared to his 2005 salary, and was established by the Compensation Committee after reviewing executive salaries across related industries as well as in the same geographic region. In 2006, Mr. Mohseni is eligible for a performance-based bonus of $262,500 based on 100% achievement of financial and non-financial bonus goals. The Compensation Committee has discretion to increase or decrease Mr. Mohseni’s bonus payout based on the level of achievement of his performance goals. Mr. Mohseni may receive stock options or shares of restricted stock at the discretion of the Compensation Committee.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The Company has not historically paid compensation that has exceeded this limit. To date, the Company has issued only stock options intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code. The

Company receives no tax deduction for the “option spread” compensation (the excess of the market value of shares over the exercise price of the option) on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying specified holding periods. Under IRS regulations, compensation that meets specified performance-based requirements will not be subject to the $1,000,000 cap on deductibility. If non-deductibility of executive compensation, including equity-based compensation, becomes material to the Company’s U.S. tax position, the Company will consider policies and strategies to achieve full deductibility.

Members of the Compensation Committee:

David B. Pittaway-Chairman

Lee M. Cohn

Harold O. Rosser

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total stockholder return of the Company’s Common Stock with the cumulative total return of The NASDAQ Stock Market (U.S. Companies) and the Dow Jones U.S. Restaurants & Bars Index, assuming reinvestment of dividends. For comparison purposes, the data points of the Company’s Common Stock are as of July 20, 2004, the day our Common Stock was first sold in our initial public offering, and December 23, 2004 and December 30, 2005, the last trading day in our fiscal years 2004 and 2005, respectively. The data points for both the NASDAQ Stock Market (U.S. Companies) and the Dow Jones U.S. Restaurants & Bars Index are as of the ending June 2004 and December 2004 and December 2005 calendar years. The graph assumes that $100 was invested in each of the following:

•	the Common Stock of the Company;

•	the stocks represented in The NASDAQ Stock Market (U.S. Companies) and

•	the stocks represented in the Dow Jones U.S. Restaurants and Bars Index

Historical stock price performance should not be relied on as indicative of future stock price performance.

McCormick & Schmick’s Seafood Restaurants, Inc.

Stock Price Performance

July 20, 2004 – December 30, 2005

COMPARISON OF 17 MONTH CUMULATIVE TOTAL RETURN*

AMONG MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.,

THE NASDAQ STOCK MARKET (U.S. COMPANIES)

AND THE DOW JONES U.S. RESTAURANTS & BARS INDEX

*	$100 invested on 7/20/04 in stock or on 6/30/04 in index-including reinvestment of dividends. Indexes calculated on month-end basis with fiscal years ending December 31, 2004 and 2005.

Cumulative Total Return	7/04	12/04	12/05
McCormick & Schmick’s Seafood Restaurants, Inc.	$100.00	$124.80	$182.74
The NASDAQ Stock Market (U.S. Companies)	$100.00	$108.18	$122.04
Dow Jones U.S. Restaurants & Bars Index	$100.00	$125.02	$131.08

ADDITIONAL INFORMATION

Stockholder Proposals to be Included in the Company’s Proxy Statement. A stockholder proposal to be considered for inclusion in proxy materials for the Company’s 2007 Annual Meeting of Stockholders must be received by the Company by December 18, 2006.

Stockholder Proposals Not in the Company’s Proxy Statement. Stockholders wishing to present proposals for action at this annual meeting or at another stockholders’ meeting must do so in accordance with the Company’s bylaws, a copy of which is publicly filed as an exhibit to our registration statement on Form S-1 (Commission File No. 333-114977) and is available on the SEC’s website at www.sec.gov and on our website at www.mccormickandschmicks.com, Investor Relations, SEC Filings; a copy may also be obtained upon written request to Emanuel N. Hilario, Corporate Secretary, at 720 SW Washington Street, Suite 550, Portland, Oregon 97205. A stockholder must give timely notice of the proposed business to the Secretary. For purposes of the Company’s 2007 Annual Meeting of Stockholders, such notice, to be timely, must be received by the Company by January 17, 2007 unless the 2007 annual meeting is held more than 30 days before or 70 days after the anniversary of the date of this year’s annual meeting. In this case, the notice must be received no earlier than 120 days before the date of next year’s annual meeting and no later than 90 days before the meeting or 10 days before announcement of the date of the meeting, whichever is later.

Stockholder Nominations for Director. Stockholders wishing to directly nominate candidates for election to the Board of Directors at an annual meeting must do so in accordance with the Company’s bylaws by giving timely notice in writing to the Secretary as defined above. The notice must set forth:

•	the name and address of the stockholder, as they appear on the corporation’s books, and of the beneficial owner;

•	the class and number of shares of capital stock of the corporation that are owned beneficially and of record by the stockholder and the beneficial owner;

•	a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at the special meeting and intends to appear in person or by proxy at the special meeting to propose such business or nomination;

•	a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise solicit proxies from stockholders in support of such proposal or nomination;

•	any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934; and,

•	the executed consent of each nominee to serve as a director of the Company if elected.

The Company may require any proposed nominee to furnish any other information it reasonably requires to determine the eligibility of the proposed nominee to serve as a director.

If the number of directors to be elected is increased and there is no public announcement by the Company naming all nominees or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely (but only with respect to nominees for new positions created by such increase) if delivered to the Secretary at the Company’s principal executive offices no later than the close of business on the tenth day following the day on which the public announcement is first made by the Company.

Stockholders wishing to make any director nominations at any special meeting of stockholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the

Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the meeting. The officer presiding at the meeting may, if in the officer’s opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

By Order of the Board of Directors

/s/ Emanuel N. Hilario
Emanuel N. Hilario, Corporate Secretary

Portland, Oregon

April 17, 2006

Proxy—McCormick and Schmick’s Seafood Restaurants, Inc.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 15, 2006

The undersigned hereby appoints Saed Mohseni and Emanuel N. Hilario, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of McCormick & Schmick’s Seafood Restaurants, Inc. Common Stock which the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of McCormick & Schmick’s Seafood Restaurants, Inc. to be held at 9:00 a.m., Pacific Time, on May 15, 2006 at The Governor Hotel, 614 S W 11th Avenue, Portland, Oregon 97205, or at any adjournments or postponements thereof, with all powers which the signatory on the reverse side would possess if personally present.

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, this proxy will be voted FOR the election of the nominees for director. The proxies may vote in their discretion as to other matters that may come before the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)

McCormick & Schmick’s Seafood Restaurants, Inc.

000004

MR A SAMPLE

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Annual Meeting Proxy Card

A Election of Directors

The Board of Directors recommends a vote FOR the election of the nominees for director.

1. Election of Directors.

01—Lee M. Cohn

02—Elliott H. Jurgensen, Jr.

03—J. Rice Edmonds

For Withhold

04—Saed Mohseni 05—David B. Pittaway 06—Harold O. Rosser

For Withhold

07—Douglas L. Schmick 08—Fortunato N. Valenti 09—Justin B. Wender

For Withhold

Mark this box with an X if you have made comments below.

B Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Corporation proxies should be signed in full corporate name by an authorized officer and attested. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such.

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